Exhibit (d)(i)(B)

Schedule A

to the Investment Advisory Agreement

between the Direxion Funds and Rafferty Asset Management, LLC

Pursuant to section 1 of the Investment Advisory Agreement (the “Agreement”) between Direxion Funds (the “Trust”) and Rafferty Asset Management, LLC (“Rafferty”), the Trust hereby appoints Rafferty to manage the investment and reinvestment of the Funds of the Trust listed below. As compensation for such services, the Trust shall pay to Rafferty pursuant to section 7 of the Agreement a fee, computed daily and paid monthly, at the following annual rates as percentages of each Fund’s average daily net assets:

Funds of the Trust	Advisory Fee as a % of Average Daily Net Assets Under Management
For each Fund listed below:	0.75%

Direxion Monthly S&P 500 Bull 2X Fund
Direxion Monthly S&P 500 Bear 2X Fund
Direxion Monthly Nasdaq-100 Bull 2X Fund
Direxion Monthly Small Cap Bull 2X Fund
Direxion Monthly Small Cap Bear 2X Fund

Direxion Monthly Emerging Markets Bull 2X Fund
Direxion Monthly Latin America Bull 2X Fund
Direxion Monthly China Bull 2X Fund
Direxion Monthly Commodity Bull 2X Fund
Direxion Monthly 10-Year Note Bull 2X Fund
Direxion Monthly 10-Year Note Bear 2X Fund
Dynamic HY Bond Fund
Direxion/Wilshire Dynamic Fund
Direxion Long/Short Global IPO Fund

For each Fund listed below:	1.00%

Evolution Managed Bond Fund
Evolution All-Cap Equity Fund
Evolution Market Leaders Fund
Evolution Alternative Strategy Fund
HCM Freedom Fund

For each Fund listed below:	0.95%
Direxion Indexed Managed Futures Strategy Fund

For each Fund listed below:	0.85%
Direxion Indexed Commodity Strategy Fund
Direxion Currency Trends Strategy Plus Fund

For the U.S. Government Money Market Fund	0.50%

Last Revised: August 15, 2012